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Exhibit 10.24

PERSONNEL/CONFIDENTIAL

Mr P Hulme
Huntsman
Everberg

TEL: 01749 335215        DATE: 8th December 2004

Dear Paul

With reference to your original offer of assignment to Everberg dated 1st August 1989.

I am writing to confirm Huntsman offer to extend your assignment for a twelve-month period with effect from 1st January until 31st December 2005. All your other terms and conditions of employment remain unaltered.

If you are willing to accept the extension on the conditions set out in this letter, please indicate your agreement by signing the statement at the foot of the enclosed copy of this letter and returning it to me at the above address.

With best wishes

Yours sincerely

/s/ Sharon Davis

Sharon Davis
Compensation and Benefits Administrator
Shepton Mallet

Original Assignment Contract start date: 1.8.89

I wish to accept your offer of placement on the terms and conditions contained and referred to in this letter.

Signed	/s/ P. Hulme	Date	10th December 2004

HUNTSMAN POLYURETHANES (UK) LIMITED
Higher Maltings, Charlton Estate, Shepton Mallet, Somerset, BA4 5QE, Telephone +44 (0)1749 335200, Fax +44 (0)1749 346283
 Registered in England and Wales. No. 3767067. Registered Office: Haverton Hill Road, Billingham, TS23 IPS

Personnel/Confidential

Date 7th August 2003

Mr. Paul Hulme
C/o Huntsman Polyurethanes

Dear Paul

In recognition of your appointment as Vice President, Huntsman Advanced Materials, I am pleased to offer you your new compensation and benefits package, with effect from 1st April 2003 the following will apply.

1.
Your UK and Belgium Basic Salaries have been uplifted to:

  UK £210,000 per annum                      Euros 260,000 per annum

  Please find enclosed your new expatriation salary calculation pro-forma (attachment 1) showing your new net delivery payments. Please advise Dave Hopson which split payment option you would like implemented.

2.
Please note that the temporary allowance of £40,000 per annum, which related to your role in Performance Chemicals, will no longer be applicable. Your September 2003 salary payments will take into account the necessary adjustments from April 2003 to August 2003.

3.
Your annual maximum bonus will be 50% of your Belgian gross salary applicable at time of payment (currently Euros 260,000).

All other terms and conditions of employment will remain the same.

With kind regards

Patrick Thomas

Enc. Salary Proforma

[HUNTSMAN Polyurethanes Logo]

Personnel/Confidential

1st September 2003

Mr. Paul Hulme
c/o Huntsman Polyurethanes
Everberg
Belgium

Bonus Payment—Vantico 2003

Dear Paul

I am pleased to confirm that following the successful acquisition of the Vantico business, you have been awarded a bonus payment of US$50,000 (gross). Following a withholding of tax at 40% and conversion to Euros a net payment of Euros 27,339.72 will be credited to your nominated bank account on 8th September 2003.

Please note that the Company will finance any subsequent tax equalisation charges, following the declaration in the Host Country.

With best wishes

Dave Hopson

Personnel/Confidential

19 April 2004

Mr. P Hulme

Dear Paul

Bonus Scheme 2003

I am writing to confirm that you are entitled to a payment of £156,760. This amount will be paid via the UK and withholding Tax/NI of 41% will be deducted, you will therefore receive a net payment of £92,488.40.

Please note that the Company will finance any subsequent tax equalisation charges, following the declaration in the Host Country.

Please confirm to me the bank details to which you would like this payment made?

With best wishes

Dave Hopson

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  Exhibit 10.24